THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 31st day of May 2023, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and FIAM LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to that certain Second Amended and Restated Investment Sub-Advisory Agreement dated June 5, 2019 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the International Growth Portfolio (the “Portfolio”), a separate series of the Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser and Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions as set forth in this Third Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.   Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Portfolio with full investment management discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2.   Services. Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolio (the “Board”), the Sub-Adviser shall supervise, manage and direct the invesment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further reasonable guidelines as the Adviser may from time to time communicate to the Sub-Adviser and provided that such guidelines are communicated to the Sub-Adviser with reasonable advance notice prior to implementation. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio by determining the securities and other investments, including, but not limited to, futures, options, contracts, swaps and other derivatve instruments, if any, and to the extent permitted in the Prospectus, that shall be purchased, entered into, sold, closed, placed on loan or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolio) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further reasonable guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a)   Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act and all other applicable laws and regulations, as each is amended from time to time.

(b)   Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolio in unrestricted markets as provided for under Sub-Adviser’s policies and procedures. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolio’s custodian.

(c)   Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent written instructions from the Adviser prohibiting trading with a particular counterparty or counterparties, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolio with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available as described in Sub-Adviser’s Form ADV and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser and to which the Sub-Adviser consents, which consent may not be unreasonably withheld, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)   May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients and as provided in its policies and procedures.

(e)   Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request.

(f)   Upon request, the Sub-Adviser will provide reasonable assistance to support the Company’s fair valuation of Portfolio securities. In the ordinary course of business, portfolio securities are valued by independent pricing vendors and are reviewed by the Sub-Adviser, or its agent. In the event that the Sub-Adviser chooses not to use the valuation received by such vendor and a fair valuation determination is made for the particular security, the Sub-Adviser will use its best efforts to notify the Adviser of such determination and provide a fair value recommendation for such security together with the Sub-Adviser’s underlying rationale for the recommendation. Information related to security level fair valuations will be provided to the Adviser, or its agent, in a manner and format agreed upon by the Adviser and the Sub-Adviser. The fair valuation information provided by the Sub-Adviser may be used by the Adviser, or its agent, at its discretion, for purposes of making its own fair valuation determination in pricing the Portfolio’s securities. Upon request, the Sub-Adviser will provide reasonable assistance to the Adviser with price challenges issued by the Adviser with respect to securities held by a Portfolio. The Sub-Adviser will monitor the portfolio securities for potential significant events that could affect their values and notify the Adviser when, in the Sub-Adviser’s opinion, a significant event has occurred that may not be reflected in the market values of such portfolio securities.

(g)   Shall provide reasonable assistance to Adviser in relation to the Portfolio complying with the requirements and guidelines set forth in the Company’s Derivatives Risk Management Program (“DRM Program”) adopted and implemented pursuant to Rule 18f-4 under the 1940 Act as applicable to the Portfolio. Sub-Adviser agrees to provide reasonable assistance to the Derivatives Risk Manager (“DRM”) appointed under the Company’s DRM Program for the purpose of facilitating the DRM’s evaluation of whether the Portfolio is complying with the

Company’s DRM Program. Sub-Adviser agrees to assist in identifying exceptions to or breaches of the VaR limit applicable to the Portfolio upon request of the Portfolio’s Chief Compliance Officer, the Adviser or the DRM. In the event Adviser determines that a Portfolio exceeds the applicable VaR limit, Sub-Adviser agrees to work at the direction of the Adviser and the DRM to timely remediate the VaR limit exceedance in a manner that is consistent with Rule 18f-4 and in the best interest of the Portfolio and its shareholders. Sub-Adviser agrees to reasonably cooperate with Adviser and the DRM in assisting with providing information in the possession of the Sub-Adviser for the preparation of relevant reporting required to the Company’s Board related to derivatives usage in the Portfolios. If the Sub-Adviser becomes aware, through the utilization of its existing controls and processes related to the management of its derivatives risk, of any matter that, in the Sub-Adviser’s opinion, would materially affect the operation of those requirements of the Company’s DRM Program made known to the Sub-Adviser, the Sub-Adviser shall notify the Adviser as soon as reasonably practicable.

(h)   Shall provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports and certifications as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that relate to the Portfolio or Sub-Adviser’s duties hereunder, that it is aware of, and any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(i)   Shall (i) cooperate with and provide reasonable assistance to the Adviser, the Company’s administrator, custodian, auditor, legal counsel, transfer agent and pricing agents and all other agents and representatives of the Portfolio, the Company and the Adviser, including the Chief Compliance Officer of the Adviser and the Company; (ii) keep all such persons fully informed as to such matters as the Sub-Adviser may reasonably deem necessary to the performance of its obligations to the Portfolio, the Company and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(j)   Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with each Portfolio’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain an affiliate or a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all proxy communications (including proxy statements, current solicitations, tender offers and ballots) for or relating to companies, the securities or other instruments which are held in the Portfolio, except for communications regarding class action and other lawsuits. The Sub-Adviser will not advise or take any action on behalf of the Portfolio in any legal proceedings, including bankruptcies or class actions, involving securities held in, or formerly held in, the Portfolio, or involving the issuers of such securities. The Sub-Adviser will forward all proof of claim forms and related materials to the Fund’s custodian or Adviser upon receipt. The Sub-Adviser will not be liable for failure to file such forms. The Sub-Adviser will cooperate reasonably as requested by the Adviser or the custodian in any possible proceeding.

(k)   Upon request, shall (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments relevant to the Sub-Adviser’s services on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer, or other officer of the Portfolio.

(l)   Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(m)   Shall monitor and comply with the Portfolio’s investment objectives, policies and applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolio, as such limits may be applicable to investments or transactions made for or on behalf of the Portfolio). The Sub-Adviser shall also identify, and ensure the Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Portfolio’s assets managed by the Sub-Adviser.

(n)   Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolio, and for providing appropriate instructions to the Portfolio’s custodian(s) regarding the movement of collateral as required.

(o)   Shall promptly notify the Adviser in the event that the Sub-Adviser becomes aware:

(1)   that the Sub-Adviser is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)   of the occurrence of any inspections or inquiries from any governmental or administrative body or self-regulatory agency, or investigations, suits or proceedings involving the affairs of the Portfolio or the Sub-Adviser’s management of the Portfolio, including an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”);

(3)   of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement related to the Sub-Adviser’s management of the Portfolio contained therein that becomes untrue in any material respect;

(4)   of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolio hereunder;

(5)   of any financial condition that is likely to impair the Sub-Adviser’s ability to provide the services hereunder;

(6)   of any material reorganization or change in the Sub-Adviser, including any change in its ownership or key investment management employees; or

(7)   the occurrence of any default, breach, or termination event under any agreement entered into by the Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of the Portfolio.

(p)   Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to accounts for which it has investment responsibility.

(q)   Is hereby prohibited from consulting with any other sub-advisers of the Company concerning transactions of the Portfolio in securities or other assets, except as permitted by the 1940 Act or any rules thereunder.

(r)   Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree from time to time.

3.   Duties of Adviser.

(a)   The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolio (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)   The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1)   Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2)   Prospectus(es) of the Portfolio.

(c)   The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales, or other special investments shall be set up.

4.   Custody of Portfolio Assets.

(a)   The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request.

(b)   The Sub-Adviser shall provide the custodian on each business day with all reasonable information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolio.

(c)   The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy.

5.   Compensation and Expenses.

(a)   For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)   The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined by the Sub-Adviser in its sole discretion, without also offering the same effective fee rate to the Adviser for the Portfolio, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean any entity substantially similar to the Portfolio, excluding clients whose fees are based on performance and clients who invest in commingled funds, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account that is equal to or of fewer assets under management (either alone or together with other accounts of it and its affiliates) than to the Portfolio and (2) receives substantially similar investment management services to those provided to the Portfolio, including without limitation, having comparable investment guidelines, restrictions, objectives, and portfolio manager(s). The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate.

(c)   During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement and shall bear all expenses as may be expressly provided for in this Agreement. For the avoidance of doubt, the expenses to be paid or borne by the Sub-Adviser hereunder shall include, without limitation, (i) all expenses incurred by it in rendering the services and complying with the obligations and responsibilities of Sub-Adviser as set forth in Section 2; and (ii) those expenses set forth in sub-section (d) below.

(d)   The Sub-Adviser agrees to pay to the Adviser the costs of generating a prospectus supplement, which includes the preparation, filing, printing, and distribution (including mailing) of the supplement, if the Sub-Adviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, investment personnel, or management, or otherwise (each such instance, a “Change Event”). In the event the Adviser is already in the process of preparing a prospectus supplement at the time the Adviser is notified by the Sub-Adviser of any such Change Event, and provided the Company agrees, in its sole discretion, that Sub-Adviser’s changes may be incorporated in a pending supplement, the Sub-Adviser shall pay such costs and expenses as are attributable, on a proportional basis, to report on Sub-Adviser’s Change Event. The Sub-Adviser agrees to bear all reasonable expenses of the Company, if any, arising out of an assignment or change in control of the Sub-Adviser.

6.   Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a)   The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)   The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub-Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations. To the extent that there are any state insurance-related rules or regulations with which the Portfolio is required to comply, the Adviser will notify the Sub-Adviser of such rules or regulations.

(c)   The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d)   The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio, the Sub-Adviser shall at all times manage the Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolio so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(e)   The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any material amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(f)   The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any material changes thereto. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(g)   The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually and upon request, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h)   The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

The Sub-Adviser shall notify the Adviser immediately if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

7.   Books and Records. The Sub-Adviser shall keep books and records required of an investment Sub-Adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to comply with its obligations under Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio (including agreements it enters into on behalf of the Portfolio) are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

8.   Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

9.   Indemnification.

(a) The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Adviser Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Adviser Indemnified Party as a result of: (i) the Sub-Adviser’s material breach of this Agreement; and (ii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Sub-Adviser hereunder. Sub-Adviser’s obligations contained in this Section 9 shall survive the expiration or termination of this Agreement.

(b) The Adviser shall bear, and be responsible for, and hold harmless and indemnify the Sub-Adviser, its affiliates, directors, officers, employees or agents (each, an “Sub-Adviser Indemnified Party”) from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any Sub-Adviser Indemnified Party as a result of: (i) the Adviser’s material breach of this Agreement; and (ii) any untrue statement of a material fact (or an omission of such a statement), related to the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, unless such statement or omission was made in reliance on information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Adviser hereunder. Adviser’s obligations contained in this Section 9 shall survive the expiration or termination of this Agreement.

10.   Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

11.   Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

12.   Confidentiality; Cybersecurity; Use of Names.

(a)   All non-public information provided by either party in the course of performing its obligations under this Agreement shall be held as confidential by the other party; provided, however, each party shall be permitted to disclose or communicate to a its affiliates, and its and their respective employees, officers, directors, subcontractors, advisers and consultants such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance of a party under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law, rule or regulation or regulators with jurisdiction over the Portfolios, the Adviser and/or the Sub-Adviser.

(b)   The Sub-Adviser and the Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder (an “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply with all applicable laws and regulations. The Sub-Adviser shall be responsible for expenses incurred or damages suffered by the Adviser or the Company or Portfolio resulting from the Sub-Adviser’s failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees, when requested, to complete a security questionnaire provided by the Adviser, and return it in a commercially reasonable period of time. The Sub-Adviser agrees to resolve deficiencies identified by the Adviser, to the extent relevant to services provided under this Agreement, within a commercially reasonable period of time. The Sub-Adviser shall establish, maintain, implement and follow reasonably designed Information Security and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach affecting the Portfolio of which the Sub-Adviser becomes aware; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person or entity, (iii) any cybersecurity event1 to the extent it results in unauthorized access to, loss, or misuse of

1 A cybersecurity event is defined as any act or attempt, successful or unsuccessful, to gain unauthorized access to, disrupt or misuse the Sub-Adviser’s Information Security Program.

information related to the Portfolio that is stored on Sub-Adviser’s information systems or that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement; or (iv) notwithstanding the foregoing, any security breach2 of its Information Security Program or cybersecurity event about which the Sub-Adviser is obligated by applicable law, rule, or regulation, or elects to, notify a federal or state regulator, to the extent relevant to the services provided under this Agreement. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the breach and/or acquisition of information. The Sub-Adviser agrees that all third parties engaged by the Sub-Adviser in the performance of its duties and obligations under this Agreement shall be subject to substantially similar obligations as set forth herein.

(c)   The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser.

(d)   Except as provided below, neither the Company nor the Adviser or any affiliate thereof shall make reference to or use the name of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld.

During the term of this Agreement, the Adviser shall have permission to use (a) the Sub-Adviser’s full legal name, “FIAM LLC”, (b) the full legal name and tagline, “FIAM LLC, a Fidelity Investments Company”, (c) the Sub-Adviser’s doing business name, “Pyramis Global Advisors”, as well as the PYRAMIS GLOBAL ADVISORS logo (“Logo”) (collectively, the “Marks”) in connection with the sale and marketing of the Portfolio. Adviser shall provide to the Sub-Adviser examples of the proposed materials bearing any Marks (collectively, “Materials”) for the Sub-Adviser’s prior review and written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sub-Adviser or its affiliates(s) shall review and provide feedback, if any, on the proposed use of any Marks as soon as possible, but in any event within ten (10) business days following Sub-Adviser’s receipt of submitted Materials bearing any Marks.

Notwithstanding anything contained herein to the contrary, the Sub-Adviser hereby agrees that the full legal name, “FIAM LLC”, the full legal name and tagline, “FIAM LLC, a Fidelity Investments Company”, and/or the doing business name, “Pyramis Global Advisors”, may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio without the need to seek the Sub-Adviser’s approval, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and

2 A security breach is defined as any incident that results in unauthorized access to the Sub-Adviser’s Information Security Program.

other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). Accordingly, the Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser’s full legal name, the full legal name and tagline, and the doing business name in Portfolio Communications.

Upon termination or expiration of this Agreement, the Adviser shall immediately cease all use of the Marks. Upon such termination or expiration of this Agreement, Adviser shall either provide to the Sub-Adviser all Materials bearing any Marks or certify as to the destruction of all such Materials.

The Parties agree that, in order to streamline the review and approval process for any Materials bearing the Marks (other than Portfolio Communications), one or more templates for such Materials may be provided to Sub-Adviser for Sub-Adviser’s prior review and approval. Once a template for a particular type of Materials has been approved by Sub-Adviser in accordance with this Agreement (each, an “approved Template”), all Materials of the same type or class based on the Approved Template shall be considered approved by Sub-Adviser and Adviser shall not be required to separately submit each example of such Materials to Sub-Adviser for its review or approval; provided, however, that no material change relating to the Sub-Adviser’s Marks is made by Adviser as compared to that shown in an Approved Template.

Adviser shall, upon Sub-Adviser’s request, and without charge to Sub-Adviser, supply reasonable quantities of samples of any Materials bearing any of the Sub-Adviser’s Marks.

13.   Use of Third-Party Service Providers. Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services to assist it in carrying out its obligations under this Agreement. For the avoidance of doubt, Sub-Adviser may not delegate or outsource the principal investment management services as described in the first three sentences of Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio within the meaning of the 1940 Act.

Sub-Adviser shall provide written notice to Adviser of the commencement of any non-investment advisory services arrangement with a third party prior to, or as soon as reasonably practicable following, commencement of services, but in any event, notice shall be provided in connection with, and no later than, the next regular periodic compliance report delivered by the Sub-Adviser to the Adviser following commencement of services, except where Sub-Adviser’s disclosure of the existence of such services arrangement is prohibited by the terms of the Sub-Adviser’s agreement with any third party in existence as of the date of this Agreement. In the event such notice to Adviser is prohibited by Sub-Adviser’s agreement with any third party as of the date of this Agreement, Sub-Adviser will in good faith seek to obtain the third party’s consent to provide written notice to the Adviser of the services arrangement in accordance with the foregoing. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. Sub-Adviser represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for: (a) complying with confidentiality and non-disclosure obligations substantially similar to those applicable to Sub-Adviser under the terms of this Agreement; (b) implementing and maintaining procedures and systems reasonably designed to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; and (c) using Portfolio holdings data only for purposes as may be required to render the services which they are retained to provide; and (ii) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser shall not be relieved of any of its duties, obligations and liabilities hereunder by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations as set forth in Sections 7 and 12 of this Agreement;

(2)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party service provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder; provided, however, that Sub-Adviser shall not be liable for any loss or damages arising from reasonable reliance on security classification information provided by a third-party data service provider selected by Sub-Adviser to provide security classification data as part of its services;

(3)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;

(4)

The indemnification provisions of Section 9 of the Agreement shall apply in the event of Sub-Adviser’s material breach of the Agreement (as defined in Section 9) arising from or related to the acts or omissions of a third-party service provider, including a material breach related to Sub-Adviser’s obligations under this Section 13, and, in connection therewith, the acts or omissions of a third-party service provider shall be deemed attributable to the Sub-Adviser as the context may require; provided further, however, that Sub-Adviser shall not hold harmless or indemnify any of the Adviser Indemnified Parties under Section 9 for any loss, liability, cost, damage or expense (including attorneys’ fees and costs) arising from Sub-Adviser’s reasonable reliance on security classification information provided by a third-party data service provider selected by Sub-Adviser to provide security classification data as part of its services;

(5)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to third-party service provider arrangements that have been provided or made available to Sub-Adviser, as may be amended from time to time (provided that all such amendments are provided or made available to Sub-Adviser), including, without limitation, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(6)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be requested by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

14.   Rule 12d1-4 Investment Limitations. The parties acknowledge that the Commission has adopted a rule governing the structure and operation of “fund of funds” structures (“Rule 12d1-4”) and that the Asset Allocation Portfolio and Balanced Portfolio (“Allocation Portfolios”) of Company each operates as a fund of funds by investing a portion of their assets in other Company portfolios. The parties further acknowledge that (i) the Company portfolios in which the Allocation Portfolios invest will be “acquired funds” within the meaning of Rule 12d1-4 and that this includes, or in the future may include, the Portfolio sub-advised by the Sub-Adviser; (ii) that Rule 12d1-4 limits the ability of “acquired funds” to themselves invest in other funds, essentially limiting those investments to 10% of an acquired fund’s total assets; and (iii) that for purposes of the foregoing limitation, Rule 12d1-4 has interpreted “funds” to include not only pooled investment vehicles, but any structured finance vehicle that relies on Sections 3(c)(1) or (7) of the 1940 Act to avoid registration, such as CLOs, private mortgage REITs and other types of private securities. In recognition of the foregoing, Sub-Adviser agrees to: (i) invest the Portfolio’s assets in a manner that will enable the Portfolio to be used as an acquired fund of the Allocation Portfolios under Rule 12d1-4 by adhering to and satisfying the investment limitations applicable to acquired funds under Rule 12d1-4; and (ii) comply with all other requirements of Rule 12d1-4 applicable to acquired funds.

15.   No Personal Liability. No director or shareholder of the Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

16.   Notices. Any notice, advice or report to be given pursuant to this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other. Adviser and Sub-Adviser each acknowledges its consent to electronic delivery, including via email or facsimile, of any documents or materials required and/or provided by one to the other related to services provided under this Agreement. Either party may revoke this consent and request any such documents or materials to be mailed, in lieu of electronic delivery, at any time upon reasonable notice to the other.

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Bonnie L. Tomczak, President
Email Address: bonnietomczak@northwesternmutual.com

With a copy to:

Counsel: Joseph Destache
josephdestache@northwesternmutual.com

To the Sub-Adviser at:

FIAM LLC
900 Salem Street
Smithfield, RI 02917
Attention: Casey Condron
Email Address:

With a copy to:

Andrea O’Keefe, Legal Counsel:
Email Address: andrea.okeefe@fmr.com

17.   Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

18.   Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.   Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.   Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.   Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

23.   Rule 206(4)-5. Adviser agrees to provide to Sub-Adviser, as the Sub-Adviser may reasonably request, or as otherwise required by Rule 206(4)-5 under the Advisers Act, (i) certification that the Portfolio is not Covered Investment Pools, as defined in Rule 206(4)-5(f)(3), or (ii) in the event that the Portfolio becomes a Covered Investment Pool, a list of the Government Entities invested in the Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		FIAM LLC

By:	/s/ Bonnie L. Tomczak	By:	/s/ Brad Sweeney

Name:	Bonnie L. Tomczak	Name:	Brad Sweeney

Title:	President	Title:	VP, Business Development Desk

SCHEDULE A

TO

THIRD AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

FIAM LLC

DATED: MAY 31, 2023

Portfolio	Fee
International Growth	First $100 Million: 0.42%
Next $100 Million: 0.41%
Next $300 Million: 0.39%
Over $500 Million: 0.38%